Exhibit 99.1


           GRIFFON CORPORATION ANNOUNCES RECORD OPERATING RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2003

         Jericho, New York, November 5, 2003 - Griffon Corporation (NYSE:GFF) today announced record operating results for the fourth quarter and fiscal year ended September 30, 2003.

         Net sales for the fourth quarter increased to $362,619,000 compared to $326,059,000 for the fourth quarter of fiscal 2002. Pretax income for the quarter rose to $31,565,000 compared to $16,556,000 for last year's fourth quarter, which included a pre-tax charge of $10,200,000 to reflect the divestiture of Atlas, an unprofitable peripheral garage door operation. Net income for the current quarter was $16,163,000 compared to $7,220,000 for the last quarter of 2002. Diluted earnings per share was $.50 for the fourth quarter of fiscal 2003; last year's fourth quarter diluted earnings per share was $.21, after a reduction of $.18 per share due to the divestiture charge. Basic earnings per share for the last quarter of 2003 was $.53 compared to $.22 for 2002.

         The strong fourth quarter results concluded a very successful year for Griffon. Net sales for the fiscal year ended September 30, 2003 were $1,254,650,000 compared to $1,192,604,000 for fiscal 2002. Pretax income for fiscal 2003 increased to $83,065,000 from $64,403,000 last year. Net income for fiscal 2003 was a record $43,022,000, and diluted earnings per share rose to $1.28.

         Specialty plastic films achieved sales increases in the quarter and fiscal year due to higher unit volume and inclusion for a full year of operating results for a business acquired in Brazil in late 2002. Selling price adjustments to pass through higher raw material costs to customers and the effect of a weaker U.S. dollar on translated foreign sales also contributed to the sales growth. The segment's operating profits for the quarter and fiscal year were driven by the sales increases, earnings of the acquired company and operating efficiencies. The company is gratified by the success specialty plastic films has achieved internationally. Its European operations are highly profitable and growing, and in 2003 the segment successfully integrated its Brazilian acquisition, solidifying its presence in Latin America. Specialty Plastic Films has also commenced a major capital expenditure program in connection with new opportunities with its major customers and to increase capacity throughout its operations.

         Sales and earnings of the building products operations reflected steady improvement throughout the year. Higher sales in the fourth quarter were principally attributable to increased unit volume and improved pricing. Building products' operating profits improved principally due to the sales increases, improved manufacturing efficiencies and the divestiture of Atlas. We are pleased by the strong showing made by our building products operations, and expect to see additional progress in 2004 through continued cost controls, and aggressive programs to maintain high customer service levels.

         Telephonics, the company's electronic information and communication systems segment, finished 2003 strongly, with increased sales and profits in the last quarter of the year primarily due to higher sales in connection with C-17, LAMPS and other military production programs. Significant contract awards recently announced by Telephonics include: a $35,000,000 contract to provide Ground Surveillance Radar Systems for the U.S. Air Force that will be deployed at air bases worldwide; awards totaling $38,000,000 for our new Communications
Open System Architecture Integrated Radio Management System for the U.S. Air Force C-17A Globemaster III transport aircraft; and a contract award to develop, manufacture and deliver an advanced surveillance radar for the Canadian Air Force's CP-140 Aurora Incremental Modernization Program that is expected to exceed $60,000,000 over the life of the contract. We anticipate that this segment will experience sales increases and earnings growth in 2004 in connection with these newly awarded programs and as other programs transition from development to production.

         The company's operational performance in fiscal 2003 continued to generate substantial cash flow. Cash generated from operations for the year was $67,000,000, funding capital expenditures of $44,000,000. Also, in 2003 the company successfully sold $130,000,000 of 4% convertible subordinated notes, the proceeds of which were used to pay down $49,000,000 of revolving credit bank debt and to purchase 3,100,000 shares of common stock for $50,000,000. During 2003, approximately $61,000,000 was used to acquire 3,800,000 shares of common stock. Additional purchases under the company's stock buyback program will be made from time to time, depending on market conditions, at prices deemed appropriate by management.

Griffon Corporation -

        o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

        o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

        o is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

        o develops and manufactures information and communication systems for government and commercial markets worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

                               GRIFFON CORPORATION
                              OPERATING HIGHLIGHTS
             (Unaudited, in thousands except for per share amounts)

                                              For the Three Months Ended           For the Twelve Months Ended
                                                     September 30,                         September 30,
                                              --------------------------           ---------------------------

                                                  2003          2002                    2003            2002
                                                  ----          ----                    ----            ----

Net sales:

   Garage Doors                                 $  125,794    $  121,195              $  428,437      $  444,443
   Installation Services                            78,718        73,555                 289,409         278,831
   Specialty Plastic Films                         104,389        83,241                 381,910         299,585
   Electronic Information and
     Communication Systems                          59,819        55,061                 178,693         195,430
   Intersegment eliminations                        (6,101)       (6,993)                (23,799)        (25,685)
                                                   -------       -------                --------        --------
                                                $  362,619    $  326,059              $1,254,650      $1,192,604
                                                  --------      --------              ----------      ----------
 Operating income:
   Garage Doors                                 $   10,836    $    9,413              $   33,755      $   25,414
   Installation Services                             3,180         2,450                   7,380           7,736
   Specialty Plastic Films                          14,779        11,672                  44,244          40,278
   Electronic Information and
     Communication Systems                           7,698         6,197                  14,161          15,156
                                                     -----         -----                  ------          ------
     Segment operating income                       36,493        29,732                  99,540          88,584
 Unallocated amounts                                (3,202)       (2,107)                (12,290)        (10,278)
 Loss on divestiture of business                         -       (10,200)                      -         (10,200)
 Interest expense, net                             (1,726)          (869)                 (4,185)         (3,703)
                                                   -------       -------                 -------         -------
   Income before income taxes                       31,565        16,556                  83,065          64,403
 Provision for income taxes                        (11,995)       (6,291)                (29,876)(1)     (22,506)(1)
   Income before minority interest and
     cumulative effect of a change in
     accounting principle                           19,570        10,265                  53,189          41,897
 Minority interest                                  (3,407)       (3,045)                (10,167)         (7,843)
                                                   -------       -------                --------         -------
   Income before cumulative effect of
     a change in accounting principle               16,163         7,220                  43,022          34,054
 Cumulative effect of a change in accounting
   principle, net of income tax effect                   -             -                       -         (24,118)(2)
                                                 ---------      --------               ---------       ---------
   Net income                                   $   16,163     $   7,220              $   43,022       $   9,936
                                                 ---------      --------               ---------       ---------

 Basic earnings per share of common stock:
   Income before cumulative effect of
     a change in accounting principle                $ .53         $ .22                  $ 1.33          $ 1.03
   Cumulative effect of a change in
     accounting principle                              -             -                       -              (.73)
          Net income                                 $ .53         $ .22                  $ 1.33           $ .30
                                                     -----         -----                  ------           -----
 Diluted earnings per share of common stock:
   Income before cumulative effect of
     a change in accounting principle                $ .50         $ .21                  $ 1.28           $ .97
   Cumulative effect of a change in
     accounting principle                                -             -                       -            (.69)
                                                     -----         -----                  ------           -----
          Net income                                 $ .50         $ .21                  $ 1.28           $ .28
                                                     -----         -----                  ------           -----

 (1) Includes benefit of $1.7 million in 2003 and $2.0 million in 2002 on resolution of tax contingencies and, in 2003, finalization of income taxes on foreign earnings and remittances.

 (2) To reflect the impairment of the goodwill of the installation services segment pursuant to the adoption of Statement of Financial Accounting Standards No. 142.